SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                              Cobalt Networks Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    19074R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]  Rule 13d-1(b)

            [ ]  Rule 13d-1(c)

            [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section-18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 16 Pages

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 2 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital II, L.P. ("August II")
                      Tax ID Number:  94-3303776
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF            5         SOLE VOTING POWER
                SHARES
              BENEFICIALLY                    2,583,782 shares, except that ACM II, the general partner of August II,
             OWNED BY EACH                    may be deemed to have sole voting power and John Johnston ("Johnston"),
               REPORTING                      David F. Marquardt ("Marquardt"), Andrew S. Rappaport ("Rappaport") and
                PERSON                        Andrew  Anker  ("Anker"),  the members of ACM II, may be deemed to have
                 WITH                         shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,583,782 shares,  except that ACM II, the general partner of August II, may be deemed to have sole  dispositive  power and Johnston,  Marquardt,
                                              Rappaport and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 5.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,583,782
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.06%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 3 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners II, L.P. ("Partners II")
                      Tax ID Number:  94-3312511
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF            5         SOLE VOTING POWER
                SHARES
              BENEFICIALLY                    118,919 shares, except that ACM II, the general partner of Partners II,
             OWNED BY EACH                    may be deemed to have sole voting power and John Johnston ("Johnston"),
               REPORTING                      David F. Marquardt ("Marquardt"), Andrew S. Rappaport ("Rappaport") and
                PERSON                        Andrew  Anker  ("Anker"),  the members of ACM II, may be deemed to have
                 WITH                         shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              118,919 shares,  except that ACM II, the general partner of Partners II, may be deemed to have sole  dispositive  power and Johnston,  Marquardt,
                                              Rappaport and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 5.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       118,919
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.28%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 4 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management II, L.L.C. ("ACM II")
                      Tax ID Number:  94-3303773
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF            5         SOLE VOTING POWER
                SHARES                        2,702,701 shares, of which 2,583,782 are directly owned by August II
              BENEFICIALLY                    and 118,919 are directly owned by Partners II.  Johnston,  Marquardt,
               OWNED BY                       Rappaport and Anker, the members of ACM II, may be deemed to have shared
            EACH REPORTING                    power to vote these shares.
                PERSON               -------- ------------------------------------------------------------------------
                 WITH                6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,702,701 shares, of which 2,583,782 are directly owned by August II and 118,919 are directly owned by Partners II.  Johnston,  Marquardt,
                                              Rappaport and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,702,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 5 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF            5         SOLE VOTING POWER
                SHARES                        2,702,701 shares, of which 2,583,782 are directly owned by August II
              BENEFICIALLY                    and 118,919 are directly owned by Partners II.  ACM II is the general
             OWNED BY EACH                    partner of August II and Partners II, and Johnston, a member of ACM
               REPORTING                      II, may be deemed to have shared power to vote these shares.
             PERSON WITH             -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,702,701 shares, of which 2,583,782 are directly owned by August II and 118,919 are directly owned by Partners II.  ACM II is the general partner of August II and Partners II, and Johnston, a member of ACM
                                              II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 5.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,702,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 6 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
              BENEFICIALLY           -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      2,702,701 shares, of which 2,583,782 are directly owned by August II and
              PERSON WITH                     118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and  Marquardt,  a member of ACM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,702,701 shares, of which 2,583,782 are directly owned by August II and
                                              118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and  Marquardt,  a member of ACM II, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,702,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 7 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
              BENEFICIALLY           -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      2,702,701 shares, of which 2,583,782 are directly owned by August II and
              PERSON WITH                     118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and  Rappaport,  a member of ACM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,702,701 shares, of which 2,583,782 are directly owned by August II and
                                              118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and  Rappaport,  a member of ACM II, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,702,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                      --------------------------------------
CUSIP NO. 19074R101                                          13 G                           Page 8 of 16 Pages
------------------------------------------                                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew Anker ("Anker")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
              BENEFICIALLY           -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      2,702,701 shares, of which 2,583,782 are directly owned by August II and
              PERSON WITH                     118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and Anker,  a member of ACM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,702,701 shares, of which 2,583,782 are directly owned by August II and
                                              118,919 are directly owned by Partners II. ACM II is the general partner of August II and Partners II, and  Anker,  a member of ACM II, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,702,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP NO. 19074R101                       13 G                Page 9 of 16 Pages
--------------------                                        --------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Cobalt Networks Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  555 Ellis Street
                  Mountain View, California 94043

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by August Capital II, L.P., a Delaware limited partnership ("August II"), August Capital Strategic Partners, L.P., a Delaware limited partnership ("Partners II"), August Capital Management II, L.L.C. a Delaware limited liability company ("ACM II"), John Johnston ("Johnston"), David F. Marquardt ("Marquardt"), Andrew S. Rappaport ("Rappaport") and Andrew Anker ("Anker"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM II is the general partner of August II and Partners II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August II and Partners II. Johnston, Marquardt, Rappaport and Anker are the managing members of ACM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August II and Partners II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  August II and Partners II are Delaware limited partnerships. ACM II is a Delaware limited liability company. Johnston, Marquardt, Rappaport and Anker are United States Citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  19074R101

ITEM 3.           Not Applicable
                  --------------

--------------------                                        --------------------
CUSIP NO. 19074R101                       13 G               Page 10 of 16 Pages
--------------------                                        --------------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                     (a)    Amount beneficially owned:
                            -------------------------

                            See Row 9 of cover page for each Reporting Person.

                     (b)    Percent of Class:
                            ----------------

                            See Row 11 of cover page for each Reporting Person.

                     (c)    Number of shares as to which such person has:
                            --------------------------------------------

                            (i)  Sole  power  to vote  or to  direct  the  vote:
                                 -----------------------------------------------

                                 See Row 5 of cover page for each Reporting Person.


                            (ii) Shared  power to vote or to  direct  the  vote:
                                 -----------------------------------------------

                                 See Row 6 of cover page for each Reporting Person.



                            (iii)Sole   power  to   dispose  or  to  direct  the
                                 disposition of:
                                 -----------------------------------------------

                                 See Row 7 of cover page for each Reporting Person.


                            (iv) Shared  power  to  dispose  or  to  direct  the
                                 disposition of:
                                 -----------------------------------------------

                                 See Row 8 of cover page for each Reporting Person.

--------------------                                        --------------------
CUSIP NO. 19074R101                      13 G                Page 11 of 16 Pages
--------------------                                        --------------------

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                ---------------------------------------------

                Not applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                ---------------------------------------------------------------

                Under certain circumstances set forth in the limited partnership agreements of August II and Partners II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                ON BY THE PARENT HOLDING COMPANY:
                ---------------------------------

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                ---------------------------------------------------------

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:
                ------------------------------

                Not applicable

ITEM 10.        CERTIFICATION:
                -------------

                Not applicable

--------------------                                        --------------------
CUSIP NO. 19074R101                       13 G              Page 12 of 16 Pages
--------------------                                        --------------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2000


                                             By:  /s/  John Johnston
                                                  ------------------------------
                                                  John  Johnston,  individually,
                                                  and on behalf of August II, in
                                                  his  capacity  as  a  managing
                                                  member of ACM II, the  general
                                                  partner   of  August   II,  on
                                                  behalf of Partners  II, in his
                                                  capacity as a managing  member
                                                  of ACM II, the general partner
                                                  of Partners  II, and on behalf
                                                  of ACM IIin his  capacity as a
                                                  managing member thereof.


                                             By:  /s/  David F. Marquardt
                                                  ------------------------------
                                                  David F. Marquardt


                                             By:  /s/  Andrew S. Rappaport
                                                  ------------------------------
                                                  Andrew S. Rappaport


                                             By:  /s/  Andrew Anker
                                                  ------------------------------
                                                  Andrew Anker

--------------------                                        --------------------
CUSIP NO. 19074R101                      13 G                Page 13 of 16 Pages
--------------------                                        --------------------

                                  EXHIBIT INDEX
                                  -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           --------------
Exhibit A:  Agreement of Joint Filing                                   14

Exhibit B:  Power of Attorney                                           15

--------------------                                        --------------------
CUSIP NO. 19074R101                      13 G                Page 14 of 16 Pages
--------------------                                        --------------------




                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cobalt Networks Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 7, 2000


                                             By:  /s/  John Johnston
                                                  ------------------------------
                                                  John  Johnston,  individually,
                                                  and on behalf of August II, in
                                                  his  capacity  as  a  managing
                                                  member of ACM II, the  general
                                                  partner   of  August   II,  on
                                                  behalf of Partners  II, in his
                                                  capacity as a managing  member
                                                  of ACM II, the general partner
                                                  of Partners  II, and on behalf
                                                  of ACM IIin his  capacity as a
                                                  managing member thereof.


                                             By:  /s/  David F. Marquardt
                                                  ------------------------------
                                                  David F. Marquardt


                                             By:  /s/  Andrew S. Rappaport
                                                  ------------------------------
                                                  Andrew S. Rappaport


                                             By:  /s/  Andrew Anker
                                                  ------------------------------
                                                  Andrew Anker

--------------------                                        --------------------
CUSIP NO. 19074R101                      13 G                Page 15 of 16 Pages
--------------------                                        --------------------

                                    Exhibit B

                                POWER OF ATTORNEY

         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates August Capital Management II, L.L.C. or such other person or entity as is designated in writing by Mark G. Wilson (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to the Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates Mark G. Wilson (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.

February ___, 2000                   AUGUST CAPITAL MANAGEMENT II, L.L.C.,
                                     a Delaware Limited Liability Company

                                     By:
                                         --------------------------------------
                                         Mark G. Wilson, Member

--------------------                                       --------------------
CUSIP NO. 19074R101                     13 G                Page 16 of 16 Pages
--------------------                                       --------------------

February ___, 2000                   AUGUST CAPITAL II, L.P.,
                                     a Delaware Limited Partnership

                                     By: August Capital Management II, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner


                                     By:
                                         --------------------------------------
                                         Mark. G. Wilson, Member


February ___, 2000                   AUGUST CAPITAL STRATEGIC PARTNERS II, L.P.,
                                     a Delaware Limited Partnership

                                     By: August Capital Management II, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner


                                     By:
                                         --------------------------------------
                                         Mark G. Wilson, Member



February ___, 2000                   By: --------------------------------------
                                         David F. Marquardt


February ___, 2000                   By: --------------------------------------
                                         John R. Johnston


February ___, 2000                   By: --------------------------------------
                                         Andrew S. Rappaport


February ___, 2000                   By: --------------------------------------
                                         Andrew L. Anker